UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_____________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2026
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GRAIL, Inc.
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-42045	86-3673636
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1525 O’Brien Drive Menlo Park, California 94025
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (833) 694-2553

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
___________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GRAL	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
In connection with Dr. Joshua Ofman’s appointment as the Chief Executive Officer of GRAIL, Inc. (the “Company”), on June 1, 2026, the Company’s board of directors (the “Board”) approved an amended and restated offer letter (the “Amended Offer Letter”) and authorized and directed the Company to enter into such Amended Offer Letter with Dr. Ofman, with the Amended Offer Letter effective as of June 1, 2026 (the “Effective Date”). The Amended Offer Letter supersedes and replaces Dr. Ofman’s existing offer letter. Pursuant to the Amended Offer Letter, Dr. Ofman will serve as the Company’s principal executive officer commencing on the Effective Date.
The Amended Offer Letter provides that Dr. Ofman will receive an annual base salary initially set at $800,000 and will continue to be eligible to participate in the Company’s Variable Compensation Plan (the “VCP”), with a target, from and after the Effective Date, equal to 100% of his annual base salary (his prior VCP target of 60% will continue to apply for the portion of calendar year 2026 preceding the Effective Date). Dr. Ofman will also continue to be eligible to participate in the Company’s health and welfare benefit programs generally available to its senior executives. As soon as reasonably practicable following the Effective Date, the Company will grant Dr. Ofman an award of restricted stock units (“RSUs”) with an aggregate grant date value of $2,000,000, vesting in equal annual installments on each of the first four anniversaries of May 31, 2026, subject to his continued employment through the applicable vesting date.
The Amended Offer Letter provides that if, during the period commencing 3 months prior to, and ending 24 months following the consummation of a Change in Control (as defined in the Company’s 2024 Incentive Award Plan) (the “CIC Period”), the Company terminates Dr. Ofman’s employment without Cause (as defined in the Amended Offer Letter) (other than as a result of his death or disability) or Dr. Ofman resigns for Good Reason (as defined in the Amended Offer Letter), then, subject to his execution of an effective release of claims and continued compliance with applicable restrictive covenants, in addition to accrued amounts (including any continuing rights to indemnification, rights to advancements and directors’ and officers’ liability insurance) (the “accrued obligations”), the Company will provide Dr. Ofman with the following severance benefits:
•a lump-sum cash payment equal to 24 months of his then-current base salary;
•a lump-sum cash payment in an amount equal to 200% of his then-current annual target bonus;
•acceleration in full of the vesting of any outstanding equity or equity-linked awards (with performance awards vesting at target); and
•continued Company-paid healthcare coverage for Dr. Ofman and his dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to 24 months.
The Amended Offer Letter further provides that upon any of the employment terminations described above occurring other than during the CIC Period, subject to Dr. Ofman’s execution of an effective release of claims and continued compliance with applicable restrictive covenants, in addition to the accrued obligations, the Company will provide Dr. Ofman with the following severance benefits:
•a lump-sum cash payment equal to 12 months of his then-current base salary;
•a lump-sum cash payment in an amount equal to 100% of his then-current annual target bonus;
•continued Company-paid healthcare coverage for Dr. Ofman and his dependents under COBRA for up to 12 months; and
•12 months of additional vesting for any outstanding equity or equity-linked awards.
The Amended Offer Letter also provides that the Company will reimburse Dr. Ofman for his reasonable attorney’s fees and costs incurred in connection with the negotiation of the Amended Offer Letter, up to a maximum of $25,000.
The foregoing summary of the Amended Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Amended Offer Letter, which is filed as Exhibit 10.1 hereto.

Item 8.01	Other Events.
On May 31, 2026, the Company posted a slide presentation in the “Investor Relations” portion of its website at www.grail.com. A copy of the presentation is filed as Exhibit 99.1 hereto and is incorporated herein by reference. The Company undertakes no obligation to update, supplement or amend the materials attached hereto as Exhibit 99.1.

Item 9.01	Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended Offer Letter by and between the Company and Joshua Ofman
99.1	Company Presentation dated May 31, 2026

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAIL, INC.

Date:	June 1, 2026	By:	/s/ Abram Barth
		Name:	Abram Barth
		Title:	Chief Legal Officer